FOR IMMEDIATE RELEASE

Contact:          Paul S. Feeley
Senior Vice President, Treasurer and
   Chief Financial Officer
(617) 628-4000

CENTRAL BANCORP, INC. REPURCHASES WARRANT ISSUED
UNDER THE U.S. TREASURY’S CAPITAL PURCHASE PROGRAM

SOMERVILLE, MASSACHUSETTS, October 19, 2011 – Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the “Company”) today announced that it has repurchased the warrant it issued to the U.S. Department of Treasury on December 5, 2008 in connection with the Company’s participation in the TARP Capital Purchase Program.  The 10-year warrant had entitled the Treasury to purchase up to 234,742 shares of the Company’s common stock at an exercise price of $6.39 per share. The Company paid Treasury a total of $2.525 million to repurchase the warrant. As previously announced, on August 25, 2011, the Company redeemed all $10.0 million of the preferred stock that it sold to the Treasury under the TARP Capital Purchase Program.

Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

This press release may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, changes in the growth of the Company’s small business lending portfolio, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.